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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CENTILLIUM COMMUNICATIONS, INC.

(Name of Registrant as Specified in its Charter)

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Centillium Communications, Inc.
255 Fourier Avenue
Fremont, California 94539
(510) 771-3700

Faraj Aalaei
Chief Executive Officer

April 29, 2008

To Our Stockholders:

I am pleased to invite you to attend the Annual Meeting of stockholders of Centillium Communications, Inc. to be held on Thursday, June 19, 2008, at 2:00 p.m. Pacific Time at our corporate headquarters in Fremont, California.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the enclosed Notice of Annual Meeting and Proxy Statement.

Also enclosed in this mailing, in addition to this document, are our 2007 Annual Report, which contains information about Centillium's business, including our 2007 financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding specific instructions on how to vote by proxy.

Thank you for your ongoing support of, and continued interest in, Centillium.

Sincerely,

Faraj Aa
Chief Executive Officer

CENTILLIUM COMMUNICATIONS, INC.
255 Fourier Avenue
Fremont, California 94539

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 19, 2008

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Centillium Communications, Inc. will be held at our corporate headquarters, 255 Fourier Avenue, Fremont, California 94539, on Thursday, June 19, 2008, at 2:00 p.m. Pacific Time, for the following purposes:

1. To elect one Class II director, for a term of three years;

2. To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at any time after the date of the Company's 2008 Annual Meeting of Stockholders but before December 31, 2008, at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-10;

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Only stockholders of record at the close of business on April 25, 2008 are entitled to vote at the meeting and any postponements or adjournments thereof.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

Daniel M. Jochnowitz
Vice President, General Counsel and Secretary

Fremont, California
April 29, 2008

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of stockholders, which will take place on June 19, 2008. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q: What information is contained in these materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our executive officers, and certain other required information. Our 2007 Annual Report, a proxy card to record your vote and a return envelope are also enclosed.

Q: What proposals will be voted on at the Annual Meeting?

A: There are three proposals scheduled to be voted on at the Annual Meeting:

  to elect one Class II director to serve a term of three years;

  to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock after the Annual Meeting but prior to December 31, 2008, at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-10; and

  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Q: What is the board's voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the director nominees, "FOR" the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock and "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Q: Which of my shares can be voted?

A: You can vote all shares you owned as of the close of business on April 25, 2008, the record date. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to Centillium or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q: How can I vote my shares without attending the Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy for those shares you hold directly as the stockholder of record or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee.

Q: How can I vote my shares in person at the Annual Meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: Can I change my vote?

A: You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q: How are votes counted?

A: In the election of one director, you may vote "FOR" the one nominee or your vote may be "WITHHELD" with respect to the nominee.

For the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock and for the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm, you may vote "FOR", "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST."

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

Q: What is the voting requirement to approve each of the proposals?

A: The one director nominee receiving the highest number of affirmative votes of the shares present or represented at the Annual Meeting and entitled to vote shall be elected as the Class II director. This is called a "plurality."

The proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock requires the affirmative "FOR" vote of a majority of those shares outstanding on the record date. The ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present and entitled to vote.

If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in "What is the quorum requirement for the Annual Meeting?" In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote. These non-voted shares will have the same effect as a vote "AGAINST" the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce the preliminary voting results at the Annual Meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

Q: What happens if additional proposals are presented at the Annual Meeting?

A: Other than the three proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holder, Faraj Aalaei, our Chief Executive Officer, and Linda Reddick, our Chief Financial Officer, and each of them, with full power of substitution, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting and any adjournment or postponement thereof. If for any unforeseen reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q: What is the quorum requirement for the Annual Meeting?

A: The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of April 25, 2008. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, but will not affect ratification of Ernst & Young LLP as our independent registered public accounting firm. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q: Who will count the vote?

A: A representative of BNY Mellon Shareowner Services will tabulate the votes and act as the Inspector of Elections.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Centillium or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to management.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?

A: Centillium will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q: May I propose actions for consideration at next year's Annual Meeting of stockholders or nominate individuals to serve as directors?

A: You may submit proposals for consideration at future annual stockholder meetings, including director nominations, subject to certain requirements. In order for a stockholder proposal to be considered at next year's Annual Meeting, the written proposal must be received by us no later than December 30, 2008 and should contain the information required under our bylaws. Proposals that a stockholder wishes to have included in our proxy statement will also need to comply with the SEC's regulations regarding the inclusion of stockholder proposals in Centillium-sponsored proxy materials.

You may contact our corporate secretary for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CENTILLIUM COMMUNICATIONS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies to be used at our Annual Meeting of stockholders to be held at our corporate headquarters, 255 Fourier Avenue, Fremont, California 94539, on Thursday, June 19, 2008, at 2:00 p.m. Pacific Time, or at any adjournment or postponement of the Annual Meeting. Our telephone number at that location is (510) 771-3700.

This proxy statement, the accompanying proxy card and our 2007 Annual Report were mailed on or about May 6, 2008 to all stockholders entitled to vote at the meeting.

Who Can Vote

Record holders of our common stock at the close of business on April 25, 2008, the record date, may vote at the meeting and any postponements or adjournments thereof. On April 25, 2008, shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock. Our common stock does not have cumulative voting rights.

How to Vote

Stockholders may vote by mail by signing, dating and mailing the enclosed proxy card. Stockholders who hold their shares through a bank or broker should vote their shares in the manner prescribed by their brokers. If you submit a signed proxy card but do not specify how to vote your shares on your proxy card, we will vote them in accordance with the recommendations of our Board of Directors for the proposals described in this proxy statement and on any other business that may come before the meeting and any adjournments and postponements thereof.

Revoking Your Proxy

If you are a registered holder, you may revoke your proxy at any time before the closing of the polls on June 19, 2008 by:

  sending a written notice of revocation to the Secretary of Centillium prior to the Annual Meeting;

  submitting a properly signed proxy with a later date; or

  voting in person at the meeting.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Required Votes

A majority of the shares of common stock issued and outstanding on April 25, 2008, present in person at the meeting or represented at the meeting by proxy and entitled to vote, will constitute a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum exists. Abstentions have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "entitled to vote" and will have the same effect as a vote "AGAINST" the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, but will not affect ratification of Ernst & Young LLP as our independent registered public accounting firm.

Stockholder Communications with Directors

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board or any individual Board member. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of Centillium's internal legal department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as he or she considers appropriate. This centralized process assists the Board in reviewing and responding to stockholder communications. Stockholders who wish to communicate with the Board can write to: Board of Directors, Centillium Communications, Inc., M/S BD COMM, 255 Fourier Avenue, Fremont, CA 94539, Attention: Legal. The name of any specific intended Board recipient should be noted in the communication. Members of our Board of Directors are strongly encouraged but not required to attend the Annual Meeting of Stockholders. Two directors attended our 2007 Annual Meeting of Stockholders.

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Board of Directors is divided into three classes. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. There are currently two directors in each of Class I and Class III and one director in Class II. One Class II director will be elected at this Annual Meeting for a three-year term ending in 2011. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominee listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for one of the nominees, we will vote your shares for that other person.

Nominee

Unless otherwise instructed, the proxy holder will vote the proxies received by him or her for our nominee named below, who is presently a director of Centillium. The nominee named below was approved by the Nominating and Corporate Governance Committee and Board of Directors. In the event that our nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any reasons that our nominee will be unable or will decline to serve as a director.

Name of Nominee	Age	Principal Occupation	Director Since
Kamran Elahian (1)	53	Corporate General Partner, Global Catalyst Partners	April 1997
_______________ (1) Chairman of the Board of Directors and the Nominating and Corporate Governance Committee

Kamran Elahian is one of our co-founders and has served as Chairman of the Board since we started operations in April 1997. Mr. Elahian has co-founded eleven Silicon Valley companies since 1981, including CAE Systems, a computer-aided engineering software company; Cirrus Logic, a semiconductor company; Momenta Corporation, a pen-based computer company; NeoMagic, a multimedia accelerator integrated circuit company; Planetweb, an Internet appliance software company; Actelis Networks, a broadband communications system company; Global Catalyst Partners, a venture capital fund for investments in communications product companies; Informative, an Internet software company; Entopia, a knowledge management software company; and Greenfield Networks, a telecommunications IC company; he also founded Schools Online, a non-profit organization bringing the power of the Internet to the disadvantaged schools around the world. In addition, Mr. Elahian currently serves as a director of Beceem, ikoa, Melodis and Yoomba and as the Chairman of Global Catalyst Partners, Planetweb and Actelis Networks. Mr. Elahian holds a B.S. in Computer Science, a B.S. in Mathematics and an M.E. in Computer Graphics from the University of Utah.

Required Vote; Recommendation of the Board

The nominee for director receiving the highest number of affirmative votes of shares present and entitled to vote shall be elected as a Class II director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REELECTION OF KAMRAN ELAHIAN AS A CLASS II DIRECTOR.

Directors Not Standing for Election

The members of our Board of Directors whose terms do not expire at this year's Annual Meeting and who therefore are not standing for election at this year's Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Expires	Principal Occupation
Sam Srinivasan	63	Class I, 2010	Chairman Emeritus, Health Language, Inc.
Robert C. Hawk	68	Class I, 2010	President, Hawk Communications, Inc.
Jere Drummond	68	Class III, 2009	Vice Chairman (retired), BellSouth
Faraj Aalaei	47	Class III, 2009	Chief Executive Officer, Centillium

Sam Srinivasan has served on our Board of Directors since January 2006. Mr. Srinivasan is currently Chairman Emeritus of Health Language, Inc. From May 2000 until November 2001, Mr. Srinivasan served as Chief Executive Officer of Health Language, Inc. From May 2000 until March 2002, Mr. Srinivasan served as Chairman of Health Language, Inc. From November 1988 until March 1996, Mr. Srinivasan served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic. From May 1984 until November 1988, Mr. Srinivasan served as Director of Internal Audits and subsequently as Corporate Controller of Intel Corporation. Mr. Srinivasan currently serves on the board of SiRF Technology and Inphi Corporation. Mr. Srinivasan holds an undergraduate degree in commerce from Madras University, India and an M.B.A. from Case Western Reserve University.

Robert C. Hawk has served on our Board of Directors since November 1997. Mr. Hawk is President of Hawk Communications, Inc., a telecommunications company, and retired President and Chief Executive Officer of U.S. West Multimedia Communications, Inc., where he headed the cable, data and telephone communications business from 1985 to 1996. Previously, he was President of the Carrier Division of U.S. West. Mr. Hawk also served as Vice President of Marketing and Strategic Planning for CXC Corporation, and as a director of Advanced Systems Development for AT&T/American Bell, a telecommunications company. Mr. Hawk currently serves on the boards of Neutral Tandem and several private companies. Mr. Hawk holds a B.A. in Business Administration from the University of Iowa and an M.B.A. from the University of San Francisco.

Jere Drummond has served on our Board of Directors since May 2000. Mr. Drummond was a senior executive at BellSouth Corp. since 1982, retiring as BellSouth's Vice Chairman on December 31, 2001. Mr. Drummond is a corporate director of AirTran Holdings, Inc., Borg-Warner Automotive, Inc. and Science Applications International Corporation (SAIC). He also serves on the boards of several non-profit organizations, including the Atlanta Symphony Orchestra and the Robert W. Woodruff Arts Center in Atlanta. He is also a trustee of the Georgia Tech Foundation, Atlanta Landmarks, and Darlington School. A native of Rome, Georgia, Mr. Drummond graduated from Georgia Institute of Technology and holds Master's Degrees from Georgia State University and Massachusetts Institute of Technology (MIT), where he was a Sloan Fellow.

Faraj Aalaei is our Chief Executive Officer and one of our co-founders. Mr. Aalaei served as our Vice President, Marketing and Business Development from our inception in February 1997 until January 2000, when he was named Chief Executive Officer. Prior to co-founding our Company, Mr. Aalaei was Director of Access Products at Fujitsu Network Communications, Inc., a designer and manufacturer of fiber-optic transmission and broadband switching platforms, from October 1993 to February 1997. Mr. Aalaei received a B.S. in Electrical Engineering Technology from Wentworth Institute of Technology, an M.S. in Electrical Engineering from the University of Massachusetts and an M.B.A. from the University of New Hampshire.

Director Independence

The Board of Directors has determined that, except for Mr. Aalaei, each individual who currently serves as a member of the Board is, and each individual who served as a member of the Board in 2007 was, an "independent director" within the meaning of Rule 4200 of The NASDAQ Stock Market. Mr. Aalaei is not considered independent because he serves as our Chief Executive Officer. For Messrs. Drummond, Elahian, Srinivasan and Hawk, the Board of Directors considered their relationship and transactions with the Company as directors and security holders of the Company. The nominee for election at the Annual Meeting is a member of the Board standing for re-election as a director.

Board Meetings

The Board held ten meetings during the year ended December 31, 2007. Each director attended 75% or more of the aggregate number of meetings of the Board and meetings of those Committees of the Board on which he served during 2007, except for Lip-Bu Tan, who resigned from the Board in March 2007. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2007. The independent directors meet at various times in executive sessions without the participation of the Chief Executive Officer or other members of management.

Board Committees

The Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee (which we refer to as the Nominating Committee) and the Compensation and Management Development Committee (which we refer to as the Compensation Committee). The Board of Directors has determined that each director who serves on these committees is "independent," as the term is defined by the applicable listing standards of The NASDAQ Stock Market and Securities and Exchange Commission (SEC) rules. The Board of Directors has approved a charter for each of these committees that can be found on our website at www.centillium.com. From time to time, the Board of Directors may also create various ad hoc committees for special purposes.

Audit Committee

The Audit Committee is currently comprised of Mr. Srinivasan, Mr. Hawk and Mr. Elahian. Mr. Srinivasan joined the Audit Committee in January 2006. The Audit Committee met seven times during 2007. The Board of Directors has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the Board of Directors have established, the independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm and internal audit staff, and our audit and financial reporting process, and to maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm and management. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for considering and appointing, and reviewing fee arrangements with, our independent registered public accounting firm. The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also has the authority to retain special legal, accounting or other consultants to advise it.

The Board of Directors has determined that all members of the Audit Committee meet the financial literacy requirements pertaining to the members of a company's audit committee under the listing standards of The NASDAQ Stock Market. Our Board of Directors has also determined that Mr. Srinivasan, the chairman of the audit committee, is an "audit committee financial expert" as that term is defined by SEC rules.

Compensation and Management Development Committee

The Compensation Committee is currently comprised of Mr. Drummond and Mr. Elahian. The Compensation Committee met five times during 2007. Prior to October 24, 2007, the Compensation Committee made recommendations to the Board of Directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other stock-based awards, and other compensation-related issues.  It also reviewed the Company's incentive compensation and other stock-based plans and recommended changes in those plans to the Board, as needed. The Board made final decisions in the foregoing areas. On October 24, 2007, the Board of Directors modified the Charter of the Compensation Committee to provide, among other things, that it is the responsibility of the Compensation Committee (a) to review and establish on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer and (b) to determine the annual compensation, including salary, bonus, incentive and equity compensation, for the officers of the Company. The Compensation Committee may delegate any of its responsibilities to subcommittees as the committee may deem appropriate. The Compensation Committee has the authority to select and retain compensation consultants, outside counsel and other advisors in its sole discretion, and to approve their fees and other retention terms.

Nominating and Corporate Governance Committee

The Nominating Committee is currently comprised of Mr. Drummond and Mr. Elahian. The Nominating Committee met one time during 2007. The Nominating Committee is charged with identifying and recommending individuals qualified to serve as directors, advising the Board of Directors with respect to the composition of the Board of Directors and its committees, and overseeing, reviewing and making recommendations concerning corporate governance policies. All members of the Nominating Committee must be qualified to serve under the requirements of The NASDAQ Stock Market and any other applicable law, rule regulation or other additional requirements that the Board deems appropriate.

It is the policy of the Nominating Committee to consider both recommendations and nominations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to our Secretary at the address of our principal executive offices and must include: the candidate's name, age, business address and residence address, the candidate's principal occupation or employment, the number of shares of the Company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications of the candidate and information regarding any relationship between the candidate and the Company within the last three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder's recommendation to the Secretary must also set forth: the name and address, as they appear on our books, of the stockholder making such recommendation, the number of shares of our common stock which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a shareholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate's willingness to serve, if elected.

The Company has established an advance notice procedure to properly bring certain matters, including stockholder proposals and director nominations, before an Annual Meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the date proxy statements were mailed to stockholders in connection with the previous year's Annual Meeting of stockholders; provided, that if the date of the Annual Meeting of stockholders is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, a stockholder's notice will be deemed to be timely if it is so received a reasonable time before the proxy solicitation is made.

Except as may be required by SEC or NASDAQ rules, there are currently no specific minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

In identifying and evaluating the individuals that it recommends that the Board of Directors select as director nominees, the Nominating Committee utilizes the following process:

  The Nominating Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Nominating Committee determines, a search firm.

  The Nominating Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the Annual Meeting of stockholders.

  The Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors. In evaluating the suitability of the candidates, the Nominating Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Nominating Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.

  After such review and consideration, the Nominating Committee recommends that the Board of Directors select the slate of director nominees, either at a meeting of the Nominating Committee at which a quorum is present or by unanimous written consent of the Nominating Committee.

  The Nominating Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors.

The Nominating Committee evaluates and monitors matters of corporate governance.

Certain Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by our Audit Committee or another independent body of our Board of Directors.

Compensation of Directors

Members of our Board of Directors who are not employees of Centillium - which includes all of our directors except for Mr. Aalaei, our Chief Executive Officer - receive a mix of cash and equity-based compensation for their service as directors. Mr. Aalaei does not receive any compensation for service as a director in addition to his compensation as Chief Executive Officer.

Cash Compensation

Non-employee directors receive the following cash compensation for their service on the Board of Directors and its committees:

  Each non-employee director receives an annual fee of $16,000;

  In addition, the chairman of the Audit Committee receives an annual fee of $12,000 and each of the other members of the Audit Committee receives an annual fee of $6,000;

  In addition, the chairman of the Compensation Committee receives an annual fee of $6,000 and each of the other members of the Compensation Committee receives an annual fee of $3,000; and

  In addition, the chairman of the Nominating Committee receives an annual fee of $6,000 and each of the other members of the Nominating Committee receives an annual fee of $3,000.

Non-employee directors also receive cash fees of $1,500 for each Board meeting attended in person and $500 for each Board meeting attended via conference call. Non-employee directors do not receive any fees for attendance of Committee meetings.

Non-employee directors do not receive any cash compensation from us for their services as directors other than the amounts described above. Further, directors may not receive any consulting, advisory or other compensatory fees from us apart from their compensation as directors.

Equity-based Compensation

Non-employee directors are eligible to receive options to purchase shares of our common stock. Under the terms of our 1997 Stock Plan, as amended and restated effective April 13, 2000 and subsequently amended and restated effective July 20, 2006, which we refer to as the 1997 Plan, each Outside Director (as such term is defined in the 1997 Plan) shall receive an initial grant upon becoming a member of our Board of Directors of an option to purchase 20,000 shares of our common stock, which vests as to 25% of the shares on the first, second, third and fourth anniversary of its date of grant, and an automatic grant of an option to purchase an additional 5,000 shares of common stock on the date of the Annual Meeting, which vests as to 100% of the shares on the first anniversary of its date of grant, if the director has served on the Board of Directors for at least the preceding six months. The exercise price for all options granted to our directors is equal to the fair market value of our common stock on the date of grant of such option.

In April 2005, our Board of Directors determined to supplement the equity-based compensation described above that is automatically granted under the 1997 Plan by making an annual grant to each non-employee director of 5,000 shares of restricted common stock of the Company on the date of the Annual Meeting, with such shares vesting 100% on the first anniversary of the date of grant.

In June 2007, our Board of Directors determined to supplement the equity-based compensation described above by making a one-time grant to each non-employee director of options to purchase an additional 100,000 shares of our common stock, which vests as to 25% of the shares on each of the first four anniversaries of the grant date.

The Board of Directors expects to evaluate the compensation of our non-employee directors on an annual basis with the goal of ensuring that we provide adequate incentives to attract and retain qualified directors.

Change of Control Agreements

During 2000, we entered into a change of control severance agreement with Mr. Elahian, Chairman of the Board of Directors. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Elahian terminates his position as Chairman of the Board of Directors with the Company for good reason, as defined in the agreement, (2) the Company terminates his position without cause, as defined in the agreement, or (3) he dies or terminates his position due to disability, as defined in the agreement, Mr. Elahian is entitled to the accelerated vesting of all of his then-outstanding options to purchase our common stock.

The table below shows the compensation paid to each non-employee director for his service in 2007.

Director Compensation Table

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (4)	Option Awards ($) (3) (4)	Total ($)
Jere Drummond	33,500.00	12,035	26,953	72,488
Kamran Elahian	39,500.00	12,035	26,953	78,488
Robert C. Hawk	29,500.00	12,035	27,279	68,814
Lip-Bu Tan (1)	4,000.00	-	-	4,000
Sam Srinivasan	37,500.00	12,035	47,280	96,815

__________

(1)	Mr. Tan resigned from the Board of Directors effective March 5, 2007.
(2)

Amounts shown in this column represent the expense we recognized under Statement of Financial Accounting Standards No. 123 (revised 2004) (which we refer to as FAS 123R) in 2007 and relate to restricted stock awards granted under our 1997 Plan during 2007 and prior years. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Form 10-K, for a discussion of the relevant assumptions used in calculating the compensation expense under FAS 123R.

(3)

Amounts shown in this column represent the expense we recognized under FAS 123R in 2007 and relate to stock options granted under our 1997 Plan during 2007 and prior years. See Note 7 to the Consolidated Financial Statements included in our 2007 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense under FAS 123R.

(4)

Name

Number of Stock Awards (#)

Number of Shares Underlying Unexercised Options (#)

Jere Drummond

5,000

220,000

Kamran Elahian

5,000

534,000

Robert C. Hawk

5,000

227,000

Lip-Bu Tan

-

-

Sam Srinivasan

5,000

160,000

The above table provides the number of outstanding stock awards and number of shares of common stock subject to outstanding options held at December 31, 2007 for each director, as applicable.

EXECUTIVE COMPENSATION

The following discussion contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be considered statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. We currently qualify as a "smaller reporting company" pursuant to SEC rules, and accordingly, the following discussion is not comparable to the "Compensation Discussion and Analysis" that is required of SEC reporting companies that are not "smaller reporting companies."

Compensation Overview

Our executive compensation program is designed to motivate, attract and retain talented individuals who are essential to our continued success, and to reward their contributions to our overall performance and key corporate initiatives.

We provide a general overview of our executive compensation program below, followed by information concerning the compensation earned in 2007 by certain of our executive officers.

Elements of Executive Compensation

Our executive compensation program consists of the following elements:

  Base salary;

  Short-term cash-based incentive bonuses;

  Long-term equity-based incentive awards; and

  Benefits.

We chose these elements because we seek to combine items of compensation that primarily aid in retention, such as salary and benefits, with incentives designed to encourage our officers to contribute to our short-term and long-term goals.

Compensation Setting Process

The process used to establish overall target compensation for our executive and non-executive officers is similar to the process used to establish total target compensation for our entire employee base. The following describes the process that we anticipate for 2008. The process followed in 2007 was similar, except that until October 2007, when our Board of Directors expanded the charter of the Compensation Committee, the Board of Directors (except for our CEO, where his involvement was not permitted under applicable NASDAQ rules) was also directly involved in reviewing and approving the Compensation Committee's recommendations. In the first half of the year or shortly thereafter, the Compensation Committee will establish revenue and earnings performance objectives and key corporate initiatives for that year, which will constitute the targets under our annual cash-based Executive Bonus Program, or EBP. During the first half of the year, the Chief Executive Officer and our human resources department will collaborate to make compensation recommendations to the Compensation Committee and the Board of Directors. Using survey data principally provided by Radford Associates, or Radford, an independent compensation consulting firm, management analyzes the range of compensation paid by peer group companies for each comparable officer position. We also use data from other independent compensation consulting firms to assess market trends and to further validate the information that we receive from Radford. These other firms have included Culpepper and Associates, Mercer Human Resource Consulting and Buck Consultants. Our Compensation Committee has generally used the 60th percentile of peer group companies as an overarching philosophical guideline for assigning total compensation over time, although on an individual basis, this may vary particularly with respect to short-term cash based incentive awards.

Each July, the Compensation Committee reviews management's assessment, and conducts its own assessment, of each officer's performance, responsibilities and strategic significance to our corporate objectives, and considers the Radford survey data for comparable positions at the peer group companies. Based on that review, the Committee establishes the officers' base salaries and equity awards. Although the Chief Executive Officer is involved in making compensation recommendations for executive and non-executive officers other than himself, it is ultimately the responsibility of the Committee (and before October 2007, the Board) to set officers' compensation.

Named Executive Officers

In addition to Mr. Aalaei, our Chief Executive Officer, whose biographical information appears above under the caption "Directors Not Standing for Election," set forth below is each individual who served as an executive officer during 2007 (our "Named Executive Officers"). One of these individuals, J. Scott Kamsler, is no longer with the Company. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
J. Scott Kamsler	59	Former Vice President and Chief Financial Officer
Linda Reddick	53	Vice President and Chief Financial Officer

Linda Reddick has served as Centillium's Vice President and Chief Financial Officer since July 2007. She served as our Interim Chief Financial Officer from February 2007 through July 2007 and Corporate Controller from September 2005 through February 2007. Prior to joining Centillium in 2005, Ms. Reddick served in various financial positions at Avanex Corporation, a fiber optics company, including interim chief financial officer from November 2003 to April 2005, Vice President and Corporate Controller from April 2005 to June 2005 and Corporate Controller from February 2003 to November 2003. She served as vice president and controller at Oplink Communications, Inc. from March 2001 to February 2003, and corporate controller from September 2000 to March 2001, and held various financial positions at Symmetricom, Inc., including vice president of finance at the company's semiconductor subsidiary, Linfinity Microelectronics, Inc. Ms. Reddick is a Certified Public Accountant and has over ten years of experience in public accounting, primarily at Deloitte & Touche. She received her Bachelor of Science degree in Business, with a concentration in Accounting, from San Jose State University.

J. Scott Kamsler joined Centillium as Vice President and Chief Financial Officer in July 2004 and left the Company on February 15, 2007. Prior to joining Centillium, Mr. Kamsler served as Vice President of Operations at Wyse Technology Inc. from 2003 to 2004. He also served as Chief Financial Officer at Tasman Networks, Inc. from 2000 to 2002, RangeStar Wireless, Inc. in 2000 and Symmetricom, Inc. from 1989 to 1998.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
Faraj Aalaei Chief Executive Officer	2007	375,000	59,471	316,729	50,000	801,200
	2006	375,000	13,290	514,057	88,763	991,110
Linda Reddick Vice President and Chief Financial Officer	2007	200,662	28,800	15,119	8,668	253,249
	2006	173,270	5,558	17,317	20,429	216,574
Scott Kamsler (4) Former Vice President and Chief Financial Officer	2007	66,251	-	2,830	-	69,081
	2006	265,000	4,962	109,054	31,386	410,402

__________

(1)

Amounts shown in this column represent the expense we recognized under FAS 123R in the corresponding fiscal year and relate to restricted stock awards and units granted under our 1997 Plan during 2007 and prior years. See Note 7 to the Consolidated Financial Statements included in our 2007 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense under FAS 123R for fiscal years 2007 and 2006.

(2)

Amounts shown in this column represent the expense we recognized under FAS 123R in the corresponding fiscal year and relate to stock options granted under our 1997 Plan during 2007 and prior years. See Note 7 to the Consolidated Financial Statements included in our 2007 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense under FAS 123R for fiscal years 2007 and 2006.

(3)

Amounts shown in this column include bonuses paid for 2007 performance under our EBP. The methodology applied in determining these bonus amounts is discussed elsewhere in this document under the captions "Executive Compensation - Compensation Setting Process" and "Summary Compensation Table - Cash-Based Incentive Awards." These amounts are not reported in the Bonus column because the award is tied to corporate performance goals. Under the SEC's prior rules, these types of awards were previously reported under the Bonus column. In the case of Ms. Reddick, who was promoted to the position of Chief Financial Officer in July 2007, the amount shown for 2006 was earned under the Centillium Incentive Program for non-officer employees. The targets under this program were similar to those under the EBP, but included an individual performance component with a relative weighting of 35%, instead of a component tied to corporate initiatives.

(4)	Mr. Kamsler left the Company in February 2007.

Base Salary

Base salary is baseline cash compensation paid to executives throughout the year. Base salaries provide executives with a predictable level of income to attract and retain strong talent. In determining appropriate base salaries, the Compensation Committee considers, among other factors, the scope of the officer's responsibility and experience, the officer's individual performance and the importance of the individual to the execution of our strategic operating plan. Our Chief Executive Officer's and the other executive officer's base salaries for 2007 were not increased over their 2006 salaries.

The 2008 base salary rates for the current executive officers are set forth in the table below, and are expected to be reviewed by the Compensation Committee in July 2008.

Name	2008 Base Salary (until July 2008)
Faraj Aalaei Chief Executive Officer	$375,000
Linda Reddick Chief Financial Officer	$205,000

Cash-Based Incentive Awards

We provide an opportunity for annual cash-based incentive awards to the executive officers to reward the achievement of corporate goals and initiatives through our EBP. Each officer is assigned a bonus incentive target equal to a percentage of base salary, and company-wide financial performance targets and targeted corporate initiatives are decided upon and assigned relative weights, expressed as percentages. After year-end, achievement of the targets is assessed, and also expressed on a percentage basis. Each officer's bonus amount is then calculated by multiplying his or her bonus incentive target by the percentage achievements of the various financial and corporate initiative targets. For 2007, the bonus incentive target for our Chief Executive Officer was 100% of base salary and for our Chief Financial Officer, 30% of base salary. The 2007 corporate initiatives consisted of specified customer wins, successful product introductions and design wins, and successful product positioning as evidenced by delivery of specified customer samples. We anticipate that the 2008 key corporate initiatives will consist of similar goals.

Achievement of a particular financial performance target that goes beyond the highest specified levels (which we refer to as the "stretch" and "high" levels) can be paid at more than 100%, but in 2007, the maximum payout percentage was 125%. In 2007, achievement below the lowest targeted level was assigned a zero value. We anticipate that the 2008 bonus program, which is expected to be adopted in April 2008, will apply the same methodology.

Bonus awards are normally scheduled to be paid in the first quarter of each year, and an individual must be employed by us on the scheduled payment date in order to receive his or her bonus. If an officer's employment is terminated prior to the scheduled payment date, his or her bonus will be forfeited.

For 2007, the bonus incentive targets for the executive and non-executive officers ranged from 30% to 100% of base salary, as follows: Chief Executive Officer, 100%; Chief Financial Officer, 30%; all other U.S.-based officers, 30%-35%. For 2008, the target bonus awards (as a percentage of annual base salary) are expected to remain the same.

As described above, bonus payments are based on attainment of annual financial goals, and achievement of key corporate initiatives. In 2007, 70% of the bonus was based on achieving annual revenue and earnings targets and 30% was based on achieving key corporate initiatives. The "high" level of revenues was set at approximately 112% and net income/loss at four times, respectively, of our internal corporate goals.

In 2007, as in 2006, bonus awards under this program were not paid at high levels, in the aggregate, due to our failure to achieve our revenue and earnings performance targets. However, we met 13.3% of the targeted corporate initiatives. Accordingly, the current executive officers earned the following cash awards for their work performed in 2007.

Executive Officer Name	Title	Actual 2007 Bonus Award
Faraj Aalaei	Chief Executive Officer	$50,000
Linda Reddick	Chief Financial Officer	$7,129

The Compensation Committee has the discretion to change the bonus incentive targets at any time, although in recent years we have not paid bonuses lower than those produced by the operation of the bonus plan's formulas. For targeted corporate initiatives that are not based simply on numerical results, the Compensation Committee members use their judgment in deciding the extent to which the initiative has been achieved. For example, in 2005, we missed the corporate revenue and earnings targets, but we decided to pay bonuses exceeding the amount generated by the EBP formula due to the achievement of other targeted corporate initiatives. We did not make any similar adjustment to the formula-driven results in 2007.

Our Compensation Committee is expected to approve the 2008 bonus program in April 2008. We anticipate that the 2008 program will assign relative weights of 40%, 30% and 30% to revenues, net income and key corporate initiatives. The 2008 net income targets will exclude the impact of stock-based compensation under Statement of Financial Accounting Standards 123(R), but are otherwise expected to reflect net income as shown on our income statement that will be contained in our 2008 Annual Report on Form 10-K.

Equity-Based Incentive Awards

Stock-based incentives are designed to encourage creation of long-term value for our stockholders through sustained performance in meeting or exceeding customer and stockholder expectations. Our 1997 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. In 2007, the equity awards to the named executive officers were split, 67% options and 33% restricted stock units.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Un-Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Faraj Aalaei	-	134,000	1.57	8/6/17	99,750	114,713
	37,188	67,812	2.63	7/20/16	-	-
	364,583	135,417	2.53	1/18/15	-	-
	480,000	-	4.79	2/16/14	-	-
	250,000	-	2.56	11/19/12	-	-
	900,000	-	6.62	6/4/12	-	-
	500,000	-	5.00	2/10/10	-	-

Linda Reddick	-	33,000	1.57	8/6/17	39,500	45,425
	14,063	10,937	3.50	9/28/15	-	-

Scott Kamsler	-	-	-	-	-	-

__________

(1)	Stock options vest as to 25% of the shares on first anniversary of grant, and as to the remaining 75% of the shares thereafter in 36 successive equal monthly installments.

(2)	Restricted stock units and restricted stock awards vest as to 25% of the shares on August 6, 2008 and July 20, 2008, respectively, and vest 25% each year thereafter.
(3)	Amounts shown in this column are the value of the unvested restricted stock awards and units based on the closing market price of our common stock on December 31, 2007.

Our executive and non-executive officers may also participate in our Employee Stock Purchase Plan, which permits all eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 10% of total compensation. The price at which all employees may purchase common stock is 85% of the lesser of the fair market value of our common stock at the beginning or end of each six-month purchase period.

Other Benefits

We do not provide any special employee benefits for our officers. Officers are eligible for the same types of employee benefits available to employees generally, including a tax-qualified defined contribution plan (401(k)), to which we do not contribute; health benefits; life insurance; and other welfare benefits.

Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements

None of our officers serves under an employment contract guaranteeing any specified level of compensation for any particular period of time. However, we have change of control severance agreements with our Chief Executive Officer and Chief Financial Officer, as described in detail below. The benefits under those agreements are triggered by specified employment-related events following a change of control of our company. We have similar agreements with each of our other non-executive officers. We believe that these agreements help to align our executives and other officers' interests more closely with those of our stockholders when management assesses potential strategic transactions, are reasonable (particularly taking into account the "double trigger" for payment) and are necessary for us to compete for and retain highly qualified executives.

Faraj Aalaei

During 2000, we entered into a change of control severance agreement with Faraj Aalaei, our Chief Executive Officer, which was subsequently amended in 2002. Under the terms of the amended agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Aalaei terminates his employment with us for good reason, as defined in the agreement, or (2) we terminate his employment without cause, as defined in the agreement, or (3) he dies or terminates employment due to becoming disabled, as defined in the agreement, then:

  Mr. Aalaei will be entitled to receive a lump sum severance payment equal to 200% of an assumed annual base salary of $375,000 and 200% of an annual target bonus equal to an assumed annual base salary of $375,000;

  all of Mr. Aalaei's outstanding options to purchase shares of our common stock shall immediately vest and become exerciseable, and Mr. Aalaei shall have a period of five years following the change in control to exercise vested options at the time of, or which vest as a result of, the change in control;

  all shares of our common stock held by Mr. Aalaei subject to a right of repurchase shall immediately vest and such right of repurchase shall lapse; and

  Mr. Aalaei will be entitled to company-paid health, dental, vision, long-term disability and life insurance benefits at the same level of coverage as was provided to Mr. Aalaei immediately prior to the change of control and at the same ratio of the company premium payment to employee premium payment as was in effect immediately prior to the change of control, until the earlier of (i) twelve months from the date of termination, or (ii) the date upon which Mr. Aalaei becomes covered under another employer's group health, dental, vision, long-term disability or life insurance plans.

Linda Reddick

In February 2007, we entered into a change of control severance agreement with Linda Reddick, our then interim Vice President and Chief Financial Officer. Under the terms of her agreement, if within 18 months following a change of control, as defined in the agreement, (1) Ms. Reddick terminates her employment with us for good reason, as defined in the agreement, or (2) we terminate her employment without cause, as defined in the agreement, then:

  Ms. Reddick would be entitled to receive a lump sum severance payment equal to 100% of her annual base salary in effect immediately prior to the change of control or her termination, whichever was greater;

  the vesting of her initial grant of options to purchase 30,000 shares of our common stock would be accelerated by six months;

  the vesting of any options or restricted stock units (or other similar equity grant) granted after the date of this agreement would be accelerated by one year; and

  Ms. Reddick would be entitled to receive company-paid health, dental and vision benefits at the same level of coverage as were provided to her immediately prior to the change of control and at the same ratio of company premium payment to employee premium payment as was in effect immediately prior to the change of control, until the earlier of (i) twelve months from the date of termination, or (ii) the date upon which Ms. Reddick becomes covered under another employer's group health, dental or vision plans.

J. Scott Kamsler

In July 2006, we entered into an amended and restated change of control severance agreement with J. Scott Kamsler, our former Vice President and Chief Financial Officer. Mr. Kamsler left the Company in February 2007 and did not receive any severance or other benefits upon his departure.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and certain other executives. These agreements will require us to indemnify our directors, executive officers and certain other executives to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 1, 2008, by:

  each person known to us to be the beneficial owner of 5% or more of our common stock;

  each of our directors and each of our current and former executive officers who is named in the "Summary Compensation Table" above; and

  our directors and executive officers as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 1, 2008 (on or prior to May 31, 2008), through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table:

	Amount and Nature of Beneficial Ownership of Common Shares as of April 1, 2008
Name or Group of Beneficial Owners	Number	Percent (1)
5% or more Stockholders
Lloyd I. Miller, III (2)	4,154,078	10.0%
4550 Gordon Drive
Naples, Florida 34102

Riley Investment Management LLC (3)	4,090,304	9.8%
11100 Santa Monica Blvd
Los Angeles, CA 90025

033 Asset Management, LLC (4)	3,143,873	7.5%
125 High Street, Suite 1405
Boston, MA 02110

Royce & Associates, LLC (5)	2,381,523	5.7%
1414 Avenue of the Americas
New York, NY 10019

T. Rowe Price Associates Inc. (6)	2,267,300	5.4%
100 E. Pratt Street
Baltimore, Maryland 21202

Directors and Executive Officers
Faraj Aalaei (7)	3,310,643	7.9%
Kamran Elahian (8)	1,271,557	3.0%
Robert Hawk (9)	136,974	* %
Jere Drummond (10)	130,000	* %

Sam Srinivasan (11)	44,167	*	%
Linda Reddick (12)	27,321	*	%
Lip-Bu Tan (13)	-	*	%
J. Scott Kamsler (14)	-	*	%

All directors and executive officers as a group (6 persons) (15)	4,920,662	11.8%

__________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based on 41,706,661 shares outstanding on April 1, 2008.
(2)

The information provided with respect to these holdings is based on a Schedule 13G/A filed Lloyd I. Miller, III, with the SEC on January 14, 2008. This filing contains information as of January 8, 2008 and may not reflect current holdings of our common stock. For a statement on the relative dispositive and voting power of this party, see the Schedule 13G/A filed on January 14, 2008.

(3)

The information provided with respect to these holdings is based on a Schedule 13G/A filed jointly by Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, B. Riley and Co, Inc. and Mr. Bryant Riley on February 7, 2008. This filing contains information as of December 31, 2007 and may not reflect current holdings of our common stock.   For a statement on the relative dispositive and voting power of these parties, see the Schedule 13G/A filed on February 7, 2008.

(4)

The information provided with respect to these holdings is based on a Schedule 13G/A filed by such parties with the SEC on February 14, 2008. This filing contains information as of December 31, 2007 and may not reflect current holdings of our common stock. For a statement on the relative dispositive and voting power of these parties, see the Schedule 13G/A filed on February 14, 2008.

(5)

The information provided with respect to these holdings is based on the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 28, 2008. This filing contains information as of December 31, 2007, and may not reflect current holdings of our common stock. For a statement on the relative dispositive and voting power of this party, see the Schedule 13G/A filed on January 28, 2008.

(6)

The information provided with respect to these holdings is based on the Schedule 13G filed by T. Rowe Price Associates Inc., with the SEC on February 13, 2008. According to T. Rowe Price, these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This filing contains information as of December 31, 2007, and may not reflect current holdings of our common stock. For a statement on the relative dispositive and voting power of this party, see the Schedule 13G/A filed on February 13, 2008.

(7)

Includes 2,594,792 shares underlying options that are exercisable on or before May 31, 2008. Also includes 70,000 shares held in trust for Mr. Aalaei's children. Mr. Aalaei disclaims beneficial ownership of the shares held by the trust. Also includes 45,000 shares of restricted stock awards granted to Mr. Aalaei under our 1997 stock plan.

(8)

Includes 429,000 shares underlying options that are exercisable on or before May 31, 2008. Also includes 308,608 shares owned by the Kamran & Zohreh Elahian Charitable Trust. Mr. Elahian disclaims beneficial ownership of the shares held by the Trust.

(9)	Includes 122,000 shares underlying options that are exercisable on or before May 31, 2008.
(10)	Includes 115,000 shares underlying options that are exercisable on or before May 31, 2008.
(11)	Includes 34,167 shares underlying options that are exercisable on or before May 31, 2008.
(12)	Includes 16,667 shares underlying options that are exercisable on or before May 31, 2008.
(13)	Mr. Tan resigned from our Board of Directors in March 2007.
(14)	Mr. Kamsler left the Company in February 2007.
(15)	Includes 3,311,626 shares underlying options that are exercisable on or before May 31, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. The table does not include the additional shares that may be issuable pursuant to the annual share increase to our 1997 Plan or 2000 Employee Stock Purchase Plan. The following table provides information regarding our outstanding stock options in plans approved by stockholders compared to those stock options issued outside of stockholder approved plans as of December 31, 2007:

	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	8,034,901	(3)	$4.37	(4)	12,307,548	(5)
Equity compensation plans not approved by stockholders(2)	517,292		3.05		3,372,357

Total	8,552,193		4.31	(4)	15,679,905

(1)	Consists of the 1997 Plan and the Employee Stock Purchase Plan.

(2)	Consists of the 2001 Nonstatutory Stock Option Plan.

(3)

Excludes purchase rights accruing under our Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may purchase up to 5,000 shares of common stock at semi-annual intervals on the last business day of May and November each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the six-month offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi- annual purchase date.

(4)	Restricted stock units are excluded when determining the weighted-average price of outstanding options.

(5)

Includes shares of common stock available for future issuance under the 1997 Plan and Employee Stock Purchase Plan. As of December 31, 2007, 12,307,496 shares of common stock were available for issuance under the 1997 Plan and 52 shares of common stock were available for issuance under the Employee Stock Purchase Plan. Both the 1997 Plan and the Employee Stock Purchase Plan contain annual automatic share increase provisions. Accordingly, the number of shares of common stock reserved for issuance under the 1997 Plan and the Employee Stock Purchase Plan will automatically increase on January 1 of each year by an amount equal to (a) in the case of the 1997 Plan, the least of (i) 5,000,000 shares (ii) six percent of the outstanding shares of our common stock; or (iii) a lesser amount determined by the Board and (b) in the case of the Employee Stock Purchase Plan, the least of (i) 400,000 shares, (ii) one percent of the outstanding shares of common stock on such date, or (iii) a lesser amount determined by the Board. On January 1, 2008, the reserves for the 1997 Plan and the Employee Stock Purchase Plan were increased by 2,503,116 shares and 400,000 shares, respectively.

Equity Compensation Plans Not Approved by Stockholders

2001 Nonstatutory Stock Option Plan

In February 2001, we adopted the 2001 Nonstatutory Stock Option Plan, which authorized the grant of nonstatutory stock options to purchase shares of our common stock. Those shares may be authorized but unissued or reacquired common stock. The plan may be administered by the Board of Directors or any of its Committees and is currently administered by the Compensation Committee. It provides for options to be issued to employees and consultants of Centillium only and not to officers and directors, except in connection with an officer's initial service to the Company. Options generally vest over a period of four years from the date of grant and exercise prices for such options shall be determined by the plan administrator, with the exercise prices generally being not less than the fair value of the common stock at the date of grant. Upon termination of the option holder's employment, any unvested stock issued shall revert back to the plan.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

     The Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to our Amended and Restated Certificate of Incorporation, effecting, after the 2008 Annual Meeting of Stockholders, a reverse stock split of our Common Stock at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-10. If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to select a reverse split ratio within this range and to effect, at any time after the Annual Meeting but before December 31, 2008, the reverse stock split by filing with the Delaware Secretary of State a Certificate of Amendment to our Amended and Restated Certificate of Incorporation. The Board of Directors will have the ability to decline to file the Certificate of Amendment if they subsequently determine that the reverse stock split is no longer in our company's best interests.

     If this proposal is approved and the Board of Directors elects to effect the reverse stock split before December 31, 2008, then all of the outstanding shares of Common Stock on the date of the reverse stock split will be automatically converted into a smaller number of shares, at the ratio selected by the Board of Directors, as more fully described below. The ratio will be no less than 1-for-2 and no more than 1-for-10. The reverse stock split will also reduce the number of shares of Common Stock authorized for issuance at the same ratio.

     Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

     The form of the Certificate of Amendment to effect the reverse stock split is attached to this document as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference. We are proposing that the Board of Directors have the discretion to select the reverse stock split ratio from within a range, rather than proposing that stockholders approve a specific ratio at this time, in order to give the Board of Directors the flexibility to implement a reverse stock split at a ratio that reflects the Board's then-current assessment of the factors described below under "Determination of Reverse Stock Split Ratio." If the Board of Directors decides to implement a reverse stock split, we will file the Certificate of Amendment with the Delaware Secretary of State, and the reverse stock split will be effective when it is filed with the Secretary of State or such later time as is chosen by the Board of Directors and set forth in the Certificate of Amendment.

Purpose of the Reverse Stock Split

     The Board of Directors' primary objective in proposing the reverse stock split is to raise the per share trading price of our Common Stock. The Board believes that a higher price per share trading price would better enable us to maintain the listing of our Common Stock on NASDAQ and may generate greater investor interest in the Company.

     Currently, we are not in compliance with the $1.00 minimum bid price rule set forth in NASDAQ Marketplace Rule 4450(a)(5) for continued listing of our Common Stock on The NASDAQ Global Market.

     In order for our Common Stock to continue to be quoted on The NASDAQ Global Market, we must satisfy various listing standards established by NASDAQ, including the requirement that we maintain a minimum bid price of our Common Stock above $1.00 per share. In accordance with the NASDAQ Marketplace Rules, NASDAQ informed us, in a letter dated February 21, 2008, that we have 180 calendar days from the date of that letter, or until August 19, 2008, to regain compliance with the $1.00 minimum bid price requirement. To achieve this, the bid price of our Common Stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. If we do not achieve compliance with this requirement by August 19, 2008, our Common Stock would be subject to delisting from the NASDAQ Global Market.

Alternatively, NASDAQ has indicated that we could consider applying to transfer our listing to The NASDAQ Capital Market if we satisfy the requirements for initial inclusion on that market. If NASDAQ approved our transfer application, we would be afforded an additional 180 calendar days in order to regain compliance while on The NASDAQ Capital Market.

   The Board of Directors believes that it is in our company's best interests, assuming that we do not regain compliance with the minimum bid price requirement by August 19, 2008, to implement a reverse stock split in order to maintain our Common Stock's listing on the NASDAQ Global Market. Even if we decided to apply to transfer our listing to the NASDAQ Capital Market, we would still have to satisfy the $1.00 minimum bid price requirement, although we would have an additional 180 days to do so. The Board of Directors believes that maintaining the listing of the Common Stock on NASDAQ is in the best interests of the Company and our stockholders. If the Common Stock were delisted from NASDAQ, the Board of Directors believes that the liquidity in the trading market for our Common Stock would be significantly decreased, which could reduce the trading price and increase the transaction costs of trading shares of the Common Stock. If the reverse stock split is approved by our stockholders and implemented by the Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the reverse stock split by our stockholders and the implementation of the reverse stock split by the Board of Directors, our Common Stock may nonetheless be delisted from NASDAQ if we were to fail to comply with one or more of the NASDAQ Marketplace Rules in the future.

     The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

Determination of Reverse Stock Split Ratio

     The ratio of the reverse stock split, if approved and implemented, will be between and including 1-for-2 and 1-for-10, as determined by the Board of Directors in its sole discretion. In determining the reverse stock split ratio, the Board of Directors will consider numerous factors, including:

  the historical and projected performance of our Common Stock and volume level before and after the reverse stock split,

  prevailing market conditions,

  general economic and other related conditions prevailing in our industry and in the marketplace generally,

  the projected impact of the selected reverse stock split ratio on trading liquidity in our Common Stock and our ability to continue our Common Stock's listing on The NASDAQ Global Market,

  our capitalization (including the number of shares of our Common Stock issued and outstanding),

  the prevailing trading price for our Common Stock and the volume level thereof, and potential devaluation of our market capitalization as a result of a reverse stock split.

     The purpose of asking for authorization to implement reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed in advance, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in price of our Common Stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Effects of Reverse Stock Split

     A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if our Board of Directors decides to implement a 1-for-4 reverse stock split of our Common Stock, then a stockholder holding 2,000 shares of our Common Stock before the reverse stock split would instead hold 500 shares of our Common Stock immediately after the reverse stock split. Each stockholder's proportionate ownership of our outstanding shares of Common Stock would remain the same, except that stockholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares. All shares of our Common Stock will remain fully paid and non-assessable.

      The primary purpose of the proposed reverse stock split of our Common Stock is to combine the issued and outstanding shares of our Common Stock into a smaller number of shares so that the shares of our Common Stock will trade at a higher price per share than recent trading prices. Although we expect the reverse stock split will result in an increase in the market price of our Common Stock, the reverse stock split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

     In addition to increasing the market price of our Common Stock, a reverse stock split will also affect the presentation of stockholders' equity on our balance sheet. Specifically, because the par value per share of our Common Stock will not change, the reduction in the number of outstanding shares of Common Stock will cause our stated capital account to be reduced, and our additional paid-in capital to be increased by an equivalent amount. Total stockholders' equity will remain unchanged.

     Because no fractional shares will be issued, holders of our Common Stock could be eliminated in the event that the proposed reverse stock split is implemented. However, we are not proposing the reverse stock split as the first step in a "going private" transaction. As of April 4, 2008, we had three record holders who held fewer than ten shares of our Common Stock, out of a total of approximately 124 record holders. Therefore, we believe that a reverse stock split, even if approved and implemented at a ratio of 1-for-10, would have no significant effect on the number of record holders of our Common Stock.

Effect on Authorized and Outstanding Shares

     The following table illustrates the effects of a 1-for-2, 1-for-4, 1-for-6, 1-for-8, and 1-for-10 reverse stock split, without giving effect to any adjustments for fractional shares of our Common Stock, on our authorized and outstanding shares of our Common Stock:

Number of Shares as of April 1, 2008
		After Reverse Stock Split
Common Stock	Prior to Reverse Stock Split	1-for-2	1-for-4	1-for-6	1-for-8	1-for-10
Authorized:	100,000,000	50,000,000	25,000,000	16,666,666	12,500,000	10,000,000

Outstanding:	41,706,661	20,853,330	10,426,665	6,951,110	5,213,332	4,170,660

Issuable upon exercise	7,588,672	3,794,336	1,897,168	1,264,778	948,584	758,867
of options:

Effect on Outstanding Options and Other Equity Awards

     The reverse stock split, when implemented, will affect the outstanding options to purchase our Common Stock. All of our equity incentive plans include provisions permitting our Board of Directors to make appropriate adjustments to the number of shares of Common Stock covered by the plans and by stock options and other grants under those plans, as well as option exercise prices. Our Board of Directors intends to make those adjustments if a reverse stock split is effected. For example, if we implement a 1-for-4 reverse stock split, each of our outstanding stock options would thereafter evidence the right to purchase one-quarter as many shares of our Common Stock (rounding any fractional shares down to the nearest whole share) and the exercise price per share would be four times the previous exercise price (rounded up to the nearest cent). Further, the number of shares of our Common Stock reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under our existing stock incentive plans and employee stock purchase plan will be reduced by the same ratio as selected for the reverse stock split.

No Fractional Shares

     No fractional shares of Common Stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on NASDAQ on the trading day immediately preceding the effective date of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor. The terms of some of our stock option plans do not require us to, and we therefore would not expect to, pay cash to option holders in lieu of any fraction of a share issuable upon the exercise of an option.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

     The par value of the shares of our Common Stock is not changing as a result of the implementation of the reverse stock split. Our stated capital, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share and book value per share will be increased as result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

     If our stockholders approve this proposal, and the Board of Directors elects to effect the reverse stock split, we will file the Certificate of Amendment included as Appendix A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the Board of Directors, in its discretion, within the range of not less than 1-for-2 and not more than 1-for-10). The Certificate of Amendment will become effective when it is filed with the Secretary of State of the State of Delaware or such later time as is set forth in the Certificate of Amendment.

Possible Disadvantages of Reverse Stock Split

     Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

  The reduced number of shares of our Common Stock resulting from a reverse stock split could adversely affect the liquidity of our Common Stock.

  A reverse stock split could result in a significant devaluation of our market capitalization and the trading price of our Common Stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

  A reverse stock split may leave certain stockholders with one or more "odd lots," which are stock holdings in amounts of less than 100 shares. These odd lots may be more difficult to sell than shares of Common Stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

  There can be no assurance that the market price per share of our Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split. For example, based on the closing price of our Common Stock on April 1, 2008 of $0.66 per share, if the stockholders approve this proposal and the Board of Directors selects a reverse stock split ratio of 1-for-4, there can be no assurance that the post-split market price of our Common Stock would be $2.64 per share or greater. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

  While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

  If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in "street name")

     Upon the reverse stock split, we intend to treat shares of Common Stock held by stockholders in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in "street name". However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered "Book-Entry" Holders of Common Stock (i.e. stockholders that are registered on the transfer agent's books and records but do not hold certificates)

     Some of the registered holders of our Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

     If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder's address of record indicating the number of shares of Common Stock held following the reverse stock split.

     If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder's registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

     Upon the reverse stock split, our transfer agent will act as our exchange agent and to act for holders of Common Stock in implementing the exchange of their certificates.

     Commencing on the effective date of a reverse stock split, stockholders holding shares in certificated form will be sent a transmittal letter by Mellon Investor Services LLC, the transfer agent for the Common Stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of the Common Stock ("Old Certificates") to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock ("New Certificates"). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder's Old Certificates.

     Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled.

     Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

     If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

     If a Stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "No Fractional Shares."

     Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Federal Income Tax Consequences

     The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, notwithstanding anything to the contrary, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

     Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of Common Stock will be the same as the adjusted basis of old shares of Common Stock exchanged for such new shares of Common Stock. The holding period of the new, post-split shares of Common Stock resulting from implementation of the reverse stock split will include the stockholder's respective holding periods for the pre-split shares of Common Stock exchanged for the new shares of Common Stock.

     A stockholder who receives cash in lieu of a fractional share will be treated as if we had issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split shares of Common Stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period exceeds 12 months.

No Dissenters' Rights

     The holders of shares of Common Stock will have no dissenters' rights of appraisal under Delaware law, our Amended and Restated Certificate of Incorporation or our Bylaws with respect to the Certificate of Amendment effectuating a reverse stock split.

Required Vote; Recommendation of the Board

     In order to be adopted, this proposal must receive the affirmative vote of the majority of the shares of Common Stock outstanding on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL TWO

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the 2008 fiscal year. During the 2007 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other consulting services. Although we are not required to seek stockholder approval of this appointment, our Board of Directors believes it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee of the Board of Directors will investigate the reasons for stockholder rejection, and the Audit Committee will reconsider the appointment. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and in the best interests of our stockholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Independent Registered Public Accounting Firm Fee Information

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent registered public accounting firm. In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2007 and 2008, the Audit Committee retained Ernst & Young LLP to provide other auditing and advisory services in 2007 and 2008. The Audit Committee understands the need for Ernst & Young LLP to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by Ernst & Young LLP and has concluded that the provision of such services was compatible with maintaining Ernst & Young LLP's independence in the conduct of its auditing functions.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees billed by Ernst & Young LLP for audit and non-audit services provided to the Company in 2007 and 2006 were as follows:

	Year Ended December 31,
Service Category	2007	2006
	(in thousands)
Audit Fees (1)	$701	$1,097
Tax Fees (2)	103	52
	$804	$1,149

__________

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, accounting and reporting consultations, and audit services provided in connection with other statutory or regulatory filings. In 2007 and 2006 audit fees also included services incurred in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax services include tax compliance, tax advice and tax planning (including expatriate tax services).

Policy on Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services, and is generally subject to a specific budget.

Required Vote; Recommendation of the Board

The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent as defined by Rule 4200(a)(14) of The NASDAQ Stock Market.

The responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company's independent registered public accounting firm. Management is responsible for financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and our management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by the Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee includes a director, Mr. Sam Srinivasan, who has been determined by the Board to meet the qualifications of "financial expert" as defined by the rules and regulations of the SEC. This designation is an SEC disclosure requirement. It does not impose on him any duties, obligations or liabilities that are greater than those imposed on him as a member of the Board and the Audit Committee. Mr. Srinivasan's designation as a "financial expert" does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee of the Board of Directors

Sam Srinivasan
Robert C. Hawk
Kamran Elahian

OTHER INFORMATION

Annual Report

Our Annual Report to Stockholders for fiscal year 2007 was sent to our stockholders together with this proxy statement. Upon written request, we will furnish, without charge, a copy of our Annual Report on Form 10-K filed with the SEC for our most recent fiscal year, including financial statement schedules but not including the exhibits. Please direct written requests to:

Investor Relations
Centillium Communications, Inc.
255 Fourier Avenue
Fremont, California 94539

Other Business at the Annual Meeting

The Board of Directors does not intend to present any business for action at the meeting other than the election of one director and the other proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend.

Method and Cost of Solicitation

We will pay the cost of solicitation of proxies. In addition to solicitation by mail, our employees, for no additional compensation, may request the return of proxies personally or in writing, by telephone, e-mail or other means. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (whom we refer to collectively as "Reporting Persons"), to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during our fiscal year ended December 31, 2007, all Reporting Persons timely filed all such reports.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees. The Company's Code of Business Conduct and Ethics is available on our website at www.centillium.com. To date, there have been no waivers under the Company's Code of Business Conduct and Ethics. The Company will disclose future amendments to certain provisions of its Code of Business Conduct and Ethics and will post any waivers, if and when granted, under our Code of Business Conduct and Ethics on our website at www.centillium.com.

Deadline for Receipt of Stockholder Proposals

Our stockholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors, subject to compliance with certain requirements. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for our 2009 Annual Meeting. Any such stockholder proposals must be submitted in writing to the office of our Chief Financial Officer at the address set forth in the Notice of Annual Meeting immediately preceding this proxy statement, no later than January 6, 2009. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2009 proxy statement.

Alternatively, under our bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2009 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the office of our Chief Financial Officer not less than 120 calendar days in advance of the date of our proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. For our 2009 Annual Meeting, this means that any such proposal or nomination will be considered untimely if submitted to us later than January 6, 2009.

As described in our bylaws, all stockholder submissions must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our bylaws, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Daniel M. Jochnowitz
Vice President, General Counsel and Secretary

Fremont, California
April 29, 2008

Appendix A

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

CENTILIUM COMMUNICATIONS, INC.

Centilium Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Centilium Communications, Inc.

SECOND: At a meeting of the Board of Directors of Centilium Communications, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:

The Amended and Restated Certificate of Incorporation of Centilium Communications, Inc. shall be hereby amended and restated to read as follows:

Article VI

     The Corporation is authorized to issue two classes of shares designated, respectively, Common Stock, par value $0.001 per share (the "Common Stock"), and Preferred Stock, par value $0.001 per share(the "Preferred Stock"). The Corporation is authorized to issue [ ],1 of which [ ]2 shares shall be Common Stock and 10,000,000 shares of Preferred Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

     Upon this Certificate of Amendment to the Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), each share of Common Stock, par value $0.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, reclassified as and changed into [one-Xth (1/X)]3 of a share of Common Stock, par value $0.0001 per share (the "New Common Stock"). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by [one-Xth (1/X)] and rounding such number down to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Date any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder

__________

1 10,000,000 plus (100,000,000 multiplied by (1/X). 1/X refers to a fraction within the range of 1/10 to 1/2 inclusive, to be selected by the Board of Directors, as described in the footnote below.

2 100,000,000 multiplied by 1/X. 1/X refers to a fraction within the range of 1/10 to 1/2 inclusive, as described in the footnote below.

3 "1/X" represents a fraction, within the range of 1-for-10 to 1-for-2, inclusive, to be determined by the Board of Directors, such that references to "1/X" or "one-Xth" are to a number no less than 1/10 and no greater than 1/2, as selected by the Board of Directors.

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would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Date on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

 FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

 FIFTH: In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective at _:__ Eastern Time on ____ __, 2008

     IN WITNESS WHEREOF, Centilium Communications, Inc. has caused this certificate to be signed by its _________, this ___ day of ____________, 2008.

By	________________________
Name:
Title:

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